Exhibit 99.1

Vroom Exceeds Q1 Guidance Across All Key Financial Metrics

Vroom Announces Business Realignment Plan

NEW YORK – May 9, 2022 – Vroom, Inc. (Nasdaq:VRM), a leading ecommerce platform for buying and selling used vehicles, today announced financial results for the first quarter ended March 31, 2022.

HIGHLIGHTS OF FIRST QUARTER 2022

•
19,473 ecommerce units sold, up 26% versus prior year
•
Ecommerce revenue of $675.4 million, up 60% versus prior year
•
Ecommerce gross profit of $34.3 million, up 8% versus prior year
•
Completed the first auto loan securitization transaction

Thomas Shortt, Chief Executive Officer of Vroom, commented: “The first quarter of 2022 surpassed our expectations on our key financial metrics, delivering better than expected ecommerce gross profit per unit, total revenue, ecommerce unit, and adjusted EBITDA results. As we announced previously, we completed the acquisition of United Auto Credit Corporation ("UACC") in February and successfully completed our first auto loan securitization in the same month. As we look forward, we intend to prioritize unit economics over growth, reduce operating expenses, and focus on 4 key initiatives to build a profitable business. I would like to thank all of our Vroommates and our third-party partners for their support in serving our customers. I'm excited about the future for Vroom and look forward to sharing more on our long term vision with you at our upcoming investor event on May 26th.”

Robert Krakowiak, Vroom’s Chief Financial Officer, commented: “We are pleased with our first quarter performance. Our results came in ahead of guidance as we delivered higher than anticipated ecommerce results, expense control, and immediate benefits from acquiring United Auto Credit Corporation. For 2022, we are focusing on prioritizing unit economics over growth throughout our business. With the announcement of our business realignment plan, Vroom is positioned to significantly reduce our operating expenses and accelerate our path to profitability.”

BUSINESS REALIGNMENT PLAN

Today, Vroom also announced that its Board of Directors has approved a business realignment plan designed to position Vroom for long-term profitable growth by prioritizing unit economics, reducing operating expenses and maximizing liquidity. Key aspects of the plan include reducing targeted unit sales to focus on sustainable sales margins and gross profit per unit growth, right-sizing the organization through a workforce reduction, further regionalizing our business and operations, reducing marketing expense by focusing on highest-ROI channels while aligning with volume trajectory and further automating key portions of sales operations. Once the business realignment plan is fully executed, the Company expects to achieve approximately $135.0 to $165.0 million of cost reductions and operating improvements across its operations for the remainder of 2022, when compared to the first quarter annualized.

“Consumers love our business model and we have proven we can sell and acquire vehicles at scale,” said Mr. Shortt. “We will now sharpen our focus on improving our unit economics, reducing our operating costs, and maximizing our liquidity.”

Mr. Krakowiak said “With our current cash position and modest leverage, we are committed to responsibly managing our business and prudently deploying our capital as we position Vroom for long-term profitable growth and value creation for our shareholders.”

FIRST QUARTER 2022 FINANCIAL DISCUSSION

All financial comparisons for the first quarter are on a year-over-year basis unless otherwise noted.

Ecommerce Results

	Three Months Ended March 31,
	2022	2021	Change	% Change

	(in thousands, except unit data and average days to sale)
Ecommerce units sold	19,473	15,504	3,969	25.6%
Ecommerce revenue:
Vehicle revenue	$652,625	$408,314	$244,311	59.8%
Product revenue	22,739	13,994	8,745	62.5%
Total ecommerce revenue	$675,364	$422,308	$253,056	59.9%
Ecommerce gross profit:
Vehicle gross profit	$11,581	$17,843	$(6,262)	(35.1)%
Product gross profit	22,739	13,994	8,745	62.5%
Total ecommerce gross profit	$34,320	$31,837	$2,483	7.8%
Average vehicle selling price per ecommerce unit	$33,514	$26,336	$7,178	27.3%
Gross profit per ecommerce unit:
Vehicle gross profit per ecommerce unit	$595	$1,151	$(556)	(48.3)%
Product gross profit per ecommerce unit	1,168	903	265	29.3%
Total gross profit per ecommerce unit	$1,763	$2,054	$(291)	(14.2)%
Ecommerce average days to sale	91	83	8	9.6%

First Quarter 2022

Ecommerce Units

Ecommerce units sold increased 25.6% to 19,473 as a result of higher inventory levels and strong national brand recognition. The increase was also attributable to strong market demand for used vehicles, caused in part by the shortage of microchips and delays in new car manufacturing. Average monthly unique visitors to our platform increased 66.9% to 2.6 million.

Ecommerce Revenue

Ecommerce revenue increased 59.9% to $675.3 million.

•
Ecommerce Vehicle revenue increased 59.8% to $652.6 million. The increase in ecommerce Vehicle revenue was primarily attributable to the increase in the average selling price per unit, which increased from $26,336 to $33,514, primarily attributable to market appreciation, as well as an increase in ecommerce units sold.
•
Ecommerce Product revenue increased 62.5% to $22.7 million. The increase in ecommerce Product revenue was primarily attributable to an increase in ecommerce Product revenue per unit, which increased from $903 to $1,168 per unit, as well as an increase in ecommerce units sold.

Ecommerce Gross Profit

Ecommerce gross profit increased 7.8% to $34.3 million.

•
Ecommerce Vehicle gross profit decreased 35.1% to $11.6 million. The decrease in ecommerce Vehicle gross profit was primarily due to a decrease in ecommerce Vehicle gross profit per unit, which decreased from $1,151 to $595, partially offset by an increase in ecommerce units sold.
•
Ecommerce Product gross profit increased 62.5% to $22.7 million. The increase in ecommerce Product gross profit was primarily attributable to the increase in ecommerce Product gross profit per unit, which increased from $903 to $1,168 per unit, as well as an increase in ecommerce units sold.

Ecommerce Gross Profit per Unit

Ecommerce gross profit per unit decreased 14.2% to $1,763.

•
Ecommerce Vehicle gross profit per unit decreased 48.3% to $595, primarily driven by lower sales margins as a result of higher depreciation on less fuel efficient vehicles, as well as higher reconditioning costs related to an increased mix of higher mileage vehicles along with significant parts inflation.
•
Ecommerce Product gross profit per unit increased 29.3% to $1,168, primarily driven by higher attachment rates and an increase in the average loan size as a result of a higher average selling price per unit.

Results by Segment

	Three Months Ended March 31,
	2022	2021	Change	% Change

	(in thousands, except unit data)
Units:
Ecommerce	19,473	15,504	3,969	25.6%
Wholesale	10,113	8,641	1,472	17.0%
TDA	1,699	1,775	(76)	(4.3)%
Total units	31,285	25,920	5,365	20.7%

Revenue:
Ecommerce	$675,364	$422,308	$253,056	59.9%
Wholesale	139,984	118,024	21,960	18.6%
TDA	56,271	47,587	8,684	18.2%
Retail Financing (1)	47,687	—	47,687	100.0%
All Other (2)	4,469	3,199	1,270	39.7%
Total revenue	$923,775	$591,118	$332,657	56.3%
Gross profit (loss):
Ecommerce	$34,320	$31,837	$2,483	7.8%
Wholesale	(2,753)	(282)	(2,471)	876.2%
TDA	1,806	2,791	(985)	(35.3)%
Retail Financing (1)	44,963	—	44,963	100.0%
All Other (2)	3,304	1,830	1,474	80.5%
Total gross profit	$81,640	$36,176	$45,464	125.7%
Gross profit (loss) per unit (3):
Ecommerce	$1,763	$2,054	$(291)	(14.2)%
Wholesale	$(272)	$(33)	$(239)	724.2%
TDA	$1,063	$1,572	$(509)	(32.4)%

(1)
The Retail Financing segment represents UACC’s operations with its network of third-party dealership customers, which was acquired in February 2022.
(2)
All Other revenues and gross profit consist of the CarStory business and vehicle repair services at TDA.
(3)
Gross profit per unit metrics exclude the Retail Financing gross profit and All Other gross profit.

Total Units

Total units sold increased 20.7% to 31,285.

•
Ecommerce units sold increased 25.6% to 19,473, as discussed above.
•
Wholesale units sold increased 17.0% to 10,113, primarily driven by an increase in wholesale units purchased from consumers, a higher number of trade-in vehicles associated with the increase in the number of ecommerce units sold and strong wholesale market demand for used vehicles.
•
TDA units sold decreased 4.3% to 1,699.

Total Revenue

Total revenue increased 56.3% to $923.8 million.

•
Ecommerce revenue increased 59.9% to $675.4 million, as discussed above.
•
Wholesale revenue increased 18.6% to $140.0 million, primarily attributable to the increase in wholesale units sold.
•
TDA revenue increased 18.2% to $56.3 million, primarily due to a higher average selling price per unit, which increased from $25,921 to $32,114, partially offset by a decrease in TDA units sold.

•
Retail Financing revenue was $47.7 million and primarily included a gain on sale of $29.6 million on the auto loan securitization transaction and interest income earned on finance receivables owned by UACC prior to the acquisition of $14.9 million.

Total Gross Profit (Loss)

Total gross profit increased 125.7% to $81.6 million.

•
Ecommerce gross profit increased 7.8% to $34.3 million, as discussed above.
•
Wholesale gross loss increased to $2.8 million, primarily due to a higher Wholesale gross loss per unit of $272.
•
TDA gross profit decreased 35.3% to $1.8 million, primarily due to a decrease in TDA gross profit per unit of $985.
•
Retail Financing gross profit was $45.0 million and primarily included the gain on sale of finance receivables of $29.6 million and interest income earned on finance receivables owned by UACC prior to the acquisition of $14.9 million, partially offset by collection expenses of $1.4 million related to servicing finance receivables originated by UACC and interest expense of $0.9 million incurred on securitization debt.

Gross Profit (Loss) per Unit

•
Ecommerce gross profit per unit decreased 14.2% to $1,763, as discussed above.
•
Wholesale gross loss per unit increased to $272 primarily driven by lower sales margins as a result of an increase in depreciation on less fuel efficient vehicles.
•
TDA gross profit per unit decreased 32.4% to $1,063.

SG&A

	Three Months Ended March 31,
	2022	2021	Change	% Change

	(in thousands)
Compensation & benefits	$74,525	$39,870	$34,655	86.9%
Marketing expense	33,735	29,558	4,177	14.1%
Outbound logistics	26,748	15,366	11,382	74.1%
Occupancy and related costs	5,646	3,922	1,724	44.0%
Professional fees	13,299	3,998	9,301	232.6%
Other	34,041	16,400	17,641	107.6%
Total selling, general & administrative expenses	$187,994	$109,114	$78,880	72.3%

Selling, general and administrative expenses increased 72.3% to $188.0 million. The increase was primarily due to:

•
$34.7 million increase in compensation and benefits due to an increase in headcount and an increase in variable fees for third-party sales and sales support providers as a result of an increase in units sold;
•
$11.4 million increase in outbound logistics costs, primarily attributable to increases in market rates of logistics providers, which increased outbound logistics costs by $7.5 million, as well as the growth in ecommerce units sold, which increased outbound logistics costs by $3.9 million;

•
$9.3 million increase in professional fees, primarily related to costs incurred in connection with the acquisition of UACC as well as increased legal fees; and
•
$17.6 million increase in other selling, general and administrative expenses, primarily related to volume-based fees for software licenses and other variable expenses as our business continues to scale as well as additional insurance costs associated with our growing operations.

Goodwill Impairment Charge

Goodwill impairment charge of $201.7 million represents an impairment charge to write down the carrying amount of the goodwill.

Loss from Operations and Net Loss

Loss from operations increased to $315.9 million. Net loss increased to $310.5 million.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance: EBITDA, Adjusted EBITDA, Non-GAAP net loss, and Non-GAAP net loss per share. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with other operating and financial performance measures presented in accordance with U.S. GAAP. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. We have reconciled all non-GAAP financial measures with the most directly comparable U.S. GAAP financial measures.

EBITDA, Adjusted EBITDA, Non-GAAP net loss, and Non-GAAP net loss per share are supplemental performance measures that our management uses to assess our operating performance and the operating leverage in our business. Because EBITDA, Adjusted EBITDA, Non-GAAP net loss, and Non-GAAP net loss per share facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.

EBITDA and Adjusted EBITDA

We calculate EBITDA as net loss before interest expense, interest income, income tax expense and depreciation and amortization expense and we calculate Adjusted EBITDA as EBITDA adjusted to exclude acquisition related costs, change in fair value of finance receivables and goodwill impairment charges. Changes in fair value of finance receivables can fluctuate significantly from period to period and relate primarily to historical loans and debt which have been securitized, and acquired on February 1, 2022 from UACC. Our ongoing business model is to originate or purchase finance receivables with the intent to sell which we recognize at the lower of cost or fair value. Therefore, these historical finance receivables acquired, which are accounted for under the fair value option, will experience fluctuations in value from period to period. We believe it is appropriate to remove this temporary volatility from our Adjusted EBITDA results to better reflect our ongoing business model. Additionally, these historical finance receivables acquired from UACC are expected to run-off within approximately 18 months. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended March 31,
	2022	2021

	(in thousands)
Net loss	$(310,459)	$(77,189)
Adjusted to exclude the following:
Interest expense	9,380	3,812
Interest income	(3,952)	(2,296)
(Benefit) provision for income taxes	(23,240)	156
Depreciation and amortization	7,895	2,906
EBITDA	$(320,376)	$(72,611)
Acquisition related costs	5,653	—
Change in fair value of finance receivables	5,621	—
Goodwill impairment charge	201,703	—
Adjusted EBITDA	$(107,399)	$(72,611)

Non-GAAP net loss and Non-GAAP net loss per share

We calculate Non-GAAP net loss as net loss adjusted to exclude acquisition related costs, change in fair value of finance receivables, and goodwill impairment charges. We calculate Non-GAAP net loss per share as Non-GAAP net loss divided by weighted average number of shares outstanding. The following table presents a reconciliation of Non-GAAP net loss and Non-GAAP net loss per share to net loss and net loss per share, which are the most directly comparable U.S. GAAP measures:

	Three Months Ended March 31,
	2022	2021
	(in thousands, except share and per share amounts)
Net loss	$(310,459)	$(77,189)
Net loss attributable to common stockholders	$(310,459)	$(77,189)
Add: Acquisition related costs	5,653	—
Add: Change in fair value of finance receivables	5,621	—
Add: Goodwill impairment charge	201,703	—
Non-GAAP net loss	$(97,482)	$(77,189)

Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	137,259,629	135,497,511

Net loss per share, basic and diluted	$(2.26)	$(0.57)
Impact of acquisition related costs	0.04	—
Impact of change in fair value of finance receivables	0.04	—
Impact of goodwill impairment charge	1.47	—
Non-GAAP net loss per share, basic and diluted	$(0.71)	$(0.57)

Financial Outlook

For the full-year 2022, we expect the following results:

•
Ecommerce unit sales of 45,000 to 55,000.
•
Adjusted EBITDA(1) of approximately $(375.0) to $(325.0) million.
•
Year-end liquidity(2) of $450.0 to $565.0 million.

(1)
A reconciliation of non-GAAP guidance measures to corresponding GAAP measures for our full-year 2022 Financial Outlook is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, these costs and expenses that may be incurred in the future. We have provided a reconciliation of GAAP to non-GAAP financial measures for the first quarter 2022 in the reconciliation table in the Non-GAAP Financial Measures section above.

(2)
Represents unrestricted cash and cash equivalents, excludes restricted cash and floorplan availability.

The foregoing estimates are forward-looking statements that reflect the Company’s expectations as of May 9, 2022 and are subject to substantial uncertainty. See “Forward-Looking Statements” below.

Conference Call & Webcast Information

Vroom management will discuss these results and other information regarding the Company during a conference call and audio webcast Tuesday, May 10, 2022 at 8:30 a.m. ET.

The conference call can be accessed via telephone by dialing 1-833-519-1297 (or 914-800-3868 for international access) and entering the conference ID 3598027. A live audio webcast will also be available at ir.vroom.com. An archived webcast of the conference call will be accessible on the website within 48 hours of its completion.

About Vroom (Nasdaq: VRM)

Vroom is an innovative, end-to-end ecommerce platform that offers a better way to buy and a better way to sell used vehicles. The Company’s scalable, data-driven technology brings all phases of the vehicle buying and selling process to consumers wherever they are and offers an extensive selection of vehicles, transparent pricing, competitive financing, and contact-free, at-home pick-up and delivery. For more information visit www.vroom.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the expected timeline, our execution of and the expected benefits from our business realignment plan and cost-saving initiatives, our expectations regarding our business strategy and plans, including our ability to integrate and develop United Auto Credit Corporation into a captive finance operation, as well as our ability to scale our business, grow inventory, expand reconditioning capacity, invest in logistics and improve our end-to-end customer experience, and for future results of operations and financial position, including our ability to improve our unit economics and our outlook for the full year ended December 31, 2022. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading "Risk Factors" in our Annual Report on

Form 10-K for the year ended December 31, 2021, as updated by our Quarterly report on Form 10-Q for the quarter ended March 31, 2022, each of which is available on our Investor Relations website at ir.vroom.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Investor Relations:

Vroom

Liam Harrington

investors@vroom.com

Media Contact:

Moxie Communications Group

Alyssa Galella

vroom@moxiegrouppr.com

(562) 294-6261

VROOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	As of	As of
	March 31,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$600,721	$1,132,325
Restricted cash (including restricted cash of consolidated VIEs of $25.5 million and $0 million, respectively)	196,809	82,450
Accounts receivable, net of allowance of $14.8 million and $8.9 million, respectively	103,911	105,433
Finance receivables at fair value (including finance receivables of consolidated VIEs of $12.1 million and $0 million, respectively)	14,900	—
Finance receivables held for sale, net	117,658	—
Inventory	741,368	726,384
Beneficial interests in securitizations	15,603	—
Prepaid expenses and other current assets	68,457	55,700
Total current assets	1,859,427	2,102,292
Finance receivables at fair value (including finance receivables of consolidated VIEs of $177.4 million and $0 million, respectively)	210,523	—
Property and equipment, net	44,657	37,042
Intangible assets, net	179,183	28,207
Goodwill	—	158,817
Operating lease right-of-use assets	15,321	15,359
Other assets	29,624	25,033
Total assets	$2,338,735	$2,366,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$52,172	$52,651
Accrued expenses	139,156	121,508
Vehicle floorplan	569,941	512,801
Current portion of securitization debt of consolidated VIEs at fair value	138,935	—
Deferred revenue	73,354	75,803
Operating lease liabilities, current	7,412	6,889
Other current liabilities	36,359	57,604
Total current liabilities	1,017,329	827,256
Long term debt, net of current portion (including securitization debt of consolidated VIEs of $65.7 million and $0 million at fair value, respectively)	687,426	610,618
Operating lease liabilities, excluding current portion	8,937	9,592
Other long-term liabilities	16,679	4,090
Total liabilities	1,730,371	1,451,556
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 500,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 137,695,521 and 137,092,891 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	135	135
Additional paid-in-capital	2,067,470	2,063,841
Accumulated deficit	(1,459,241)	(1,148,782)
Total stockholders’ equity	608,364	915,194
Total liabilities and stockholders’ equity	$2,338,735	$2,366,750

VROOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Retail vehicle, net	$707,186	$454,323
Wholesale vehicle	139,984	118,024
Product, net	24,449	15,572
Finance	47,687	—
Other	4,469	3,199
Total revenue	923,775	591,118
Cost of sales:
Retail vehicle	695,509	435,267
Wholesale vehicle	142,737	118,306
Finance	2,724	—
Other	1,165	1,369
Total cost of sales	842,135	554,942
Total gross profit	81,640	36,176
Selling, general and administrative expenses	187,994	109,114
Depreciation and amortization	7,856	2,594
Goodwill impairment charge	201,703	—
Loss from operations	(315,913)	(75,532)
Interest expense	9,380	3,812
Interest income	(3,952)	(2,296)
Other loss (income), net	12,358	(15)
Loss before provision for income taxes	(333,699)	(77,033)
(Benefit) provision for income taxes	(23,240)	156
Net loss	$(310,459)	$(77,189)
Net loss per share attributable to common stockholders, basic and diluted	$(2.26)	$(0.57)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	137,259,629	135,497,511

VROOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Operating activities
Net loss	$(310,459)	$(77,189)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Goodwill impairment charge	201,703	—
Depreciation and amortization	7,895	2,906
Amortization of debt issuance costs	1,254	281
Realized gain on the 2022-1 securitization transaction	(29,617)	—
Deferred taxes	(23,855)	—
Losses on finance receivables and securitization debt, net	15,725	—
Stock-based compensation expense	3,629	2,820
Provision to record inventory at lower of cost or net realizable value	469	(2,551)
Other	1,795	1,813
Changes in operating assets and liabilities:
Finance receivables, held for sale
Originations of finance receivables held for sale	(118,861)	—
Principal payments received on finance receivables held for sale	2,659	—
Proceeds from sale of finance receivables held for sale, net	272,309	—
Other	(1,705)	—
Accounts receivable	(4,331)	(33,140)
Inventory	(15,453)	88,502
Prepaid expenses and other current assets	6,928	(1,127)
Other assets	(2,763)	(650)
Accounts payable	(6,824)	9,568
Accrued expenses	8,036	12,194
Deferred revenue	(2,449)	23,376
Other liabilities	(21,163)	2,751
Net cash (used in) provided by operating activities	(15,078)	29,554
Investing activities
Finance receivables at fair value
Principal payments received on finance receivables at fair value	33,570	—
Proceeds from sale of finance receivables at fair value, net	29,043	—
Principal payments received on beneficial interests	714	—
Purchase of property and equipment	(7,096)	(3,239)
Acquisition of business, net of cash acquired of $47.9 million	(268,194)	(76,145)
Net cash used in investing activities	(211,963)	(79,384)
Financing activities
Principal repayment under secured financing agreements	(68,402)	—
Proceeds from vehicle floorplan	801,971	396,849
Repayments of vehicle floorplan	(744,831)	(473,042)
Proceeds from warehouse credit facilities	49,000	—
Repayments of warehouse credit facilities	(227,067)	—
Proceeds from exercise of stock options	—	2,821
Other financing activities	(875)	—
Net cash used in financing activities	(190,204)	(73,372)
Net decrease in cash, cash equivalents and restricted cash	(417,245)	(123,202)
Cash, cash equivalents and restricted cash at the beginning of period	1,214,775	1,090,039
Cash, cash equivalents and restricted cash at the end of period	$797,530	$966,837

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,991	$3,525
Supplemental disclosure of non-cash investing and financing activities:
Fair value of beneficial interests received in securitization transactions	$16,473	$—
Issuance of common stock for CarStory acquisition	$—	$39,030
Fair value of unvested stock options assumed for acquisition of business	$—	$1,017